PROSPECTUS                                      Filed Pursuant to Rule 424(b)(5)
                                                 Registration File No. 333-51309



                                            [LOGO OF SEMPRA ENERGY APPEARS HERE]

Direct Stock Purchase Plan

Sempra Energy (Sempra Energy or the Company) hereby offers participation in its Sempra Energy Direct Stock Purchase Plan (the Plan), designed to provide investors with a convenient method to purchase shares of Sempra Energy's Common Stock (Common Stock) and to reinvest all or a portion of the cash dividends paid on the Common Stock.

The Plan is the successor to the Enova Corporation Direct Common Stock Investment Plan and the Pacific Enterprises Shareholder Dividend Reinvestment and Stock Purchase Plan. Participants in the Enova and Pacific Enterprises predecessor plans automatically became participants in the Plan upon effectiveness of the business combination transaction by which Enova and Pacific Enterprises became subsidiaries of the Company.

Shares of Common Stock purchased under the Plan will, at the option of the Company, represent newly issued shares, shares purchased in the open market by an agent (Purchasing Agent) independent of Sempra Energy, or a combination of newly issued and open market purchases.

This prospectus contains a summary of the material provisions of the Plan and, therefore, this prospectus should be retained by participants in the Plan for future reference.

Sempra Energy's Common Stock is listed on the New York and Pacific Stock Exchanges under the symbol "SRE."

This prospectus relates to ten million (10,000,000) shares of Common Stock to be offered for purchase under the Plan.

July 1, 1998

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AVAILABLE INFORMATION

Sempra Energy has filed a Registration Statement pursuant to the Securities Act of 1933 with the Securities and Exchange Commission (SEC) in connection with the Plan (Registration No. 333-51309 and referred to herein as the Registration Statement) of which this Prospectus is a part. In addition, Sempra Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Sempra Energy may be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the following SEC Regional Offices: 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company. The Common Stock of the Company is listed on the New York and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company may be inspected. Reports, proxy statements and other information concerning the Company's predecessors may also be inspected at the New York and Pacific Stock Exchanges.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which have been filed by the Company or its predecessors with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

(a) Registration Statement of Mineral Energy Company (now Sempra Energy) on Form S-4 dated February 5, 1997, File No. 333-21229.

(b) Registration Statements of Mineral Energy on Form 8-A dated June 5, 1998, File No. 1-14201.

(c) Current Report of Sempra Energy on Form 8-K dated June 26, 1998, File No. 1-14201.

(d) Annual Report of Enova Corporation (Enova) on Form 10-K, as amended, for the year ended December 31, 1997, File No. 1-11439.

(e) Quarterly report of Enova on Form 10-Q for the quarter ended March 31, 1998, File No. 1-11439.

(f) Current Reports of Enova on Form 8-K dated March 9, 1998 and March 26, 1998, File No. 1-11439.



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

(g) Annual Report of Pacific Enterprises (Pacific) on Form 10-K for the year ended December 31, 1997, File No. 1-40.

(h) Quarterly report of Pacific on Form 10-Q for the quarter ended March 31, 1998, File No. 1-40.

(i) Current Reports of Pacific on Form 8-K dated January 27, 1998, February 24, 1998, March 13, 1998, March 27, 1998 and June 26, 1998, File No. 1-40.

All documents filed by the Company and its predecessors pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company or any of its predecessors pursuant to Section 13 of the Exchange Act prior to the filing with the SEC of the Company's first Annual Report on Form 10-K shall not be incorporated by reference in this prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Sempra Energy will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Sempra Energy, Shareholder Services, 101 Ash Street, San Diego, CA 92101-3017, Telephone Number (877) SEMPRA7.

THE COMPANY

SEMPRA ENERGY

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company whose subsidiaries provide electricity, natural gas and value-added products and services. Through its two regulated utility subsidiaries, Southern California Gas Company (SoCalGas) and San Diego Gas & Electric Company (SDG&E), Sempra Energy has the largest utility customer base in the United States--more than 6 million meters serving 21 million consumers. Sempra Energy was incorporated in California in 1996, and was formed to effect the business combination of Enova Corporation and Pacific Enterprises. The principal offices for Sempra Energy are 101 Ash Street, San Diego, California 92101, and the telephone number is (877) SEMPRA1.

                                 SEMPRA ENERGY
                          Direct Stock Purchase Plan

PURPOSE

The purpose of the Plan is to promote long-term ownership by existing and new investors in Sempra Energy by providing a convenient method to purchase shares of Common Stock and to reinvest all or a portion of the cash dividends paid.

FEATURES OF THE PLAN

 .    Persons not presently owning shares of Common Stock may become participants by making an initial cash investment of $500 or more or by authorizing a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of Common Stock.

 .    Shareholders may enroll in the Plan by participating in the reinvestment service of the Plan, by making an initial investment through the Plan, or by using the other service features of the Plan, such as certificate safekeeping.

 .    Participants may make additional investments in Common Stock through optional cash investments of at least $25 for any single investment up to a maximum of $150,000 per calendar year (including the initial investment). Optional investments may be made by check, money order or automatic deduction from a predesignated U.S. bank account. Optional cash investments may be made occasionally or at regular intervals at the participant's option.

 .    Effective June 30, 1999, shareholders of record owning fewer than 50 shares will automatically be enrolled in the Plan and will have their dividends fully reinvested (unless they elect otherwise) in additional full and fractional shares of Common Stock. Shareholders of record owning fewer than 50 shares who would rather receive all or part of their dividends in cash simply need to notify the Administrator.

 .    Funds invested in the Plan are fully invested in Common Stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares of Common Stock are used to purchase additional fractional shares of Common Stock. Brokerage commissions incurred in the purchase of shares will be paid by Sempra Energy. Purchases will be made daily when practicable and at least once every five business days.

 .    Sempra Energy offers a "safekeeping" service whereby investors may deposit, free of any service charges, certificates representing Common Stock with the Administrator and have their ownership of such Common Stock maintained on the Administrator's records as part of their account.

 .    Participants may make transfers or gifts of Common Stock at no charge. When a participant transfers or gives shares to another person, a Plan account will be opened for the recipient. The participant can also request that a special gift certificate be mailed to them for presentation to the recipient. Gift transfers to non-shareholders can not be less than $500 in value.

 .    Participants may sell all or any portion of their Common Stock through the
     Plan. Sales will usually be made on a daily basis. A transaction fee and sale commission will be deducted from the proceeds of the sale.

 .    Participants will receive Statements of Account showing all transactions completed during the year to date. A statement will be provided whenever the participant has made an optional cash investment, or deposited or transferred shares.

 .    Participants may establish stock-secured loans or lines of credit, backed by shares of Common Stock held in their Plan accounts, without selling such shares. A fee will be charged for processing the loan and payments on the loan will be withdrawn automatically from the participant's financial institution. Dividends will continue to be paid on the Common Stock that is being held as collateral for the loan or the line of credit.

PLAN ADMINISTRATION

First Chicago Trust Company (the Administrator), Sempra Energy's transfer agent, registrar and dividend disbursing agent, will administer the Plan, purchase and hold shares of Common Stock under the Plan, keep records, send Statements of Account to participants, and perform other duties related to the Plan.

For information about the Plan, contact the Administrator toll free:

       Non-shareholders requesting Plan material: (800) 821-2550
       Available 24 hours a day, every day of the year


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

       Shareholder customer service: (877) 7SEMPRA

       An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:30 a.m. - 8:00 p.m. Eastern time, each business day.

       Internet Messages forwarded on the Internet will be responded to within 24 hours each business day. The First Chicago Trust Company Internet address is "http://www.fctc.com". The Administrator's e-mail address relating to this Plan is "fctc_sempra@em.fcnbd.com".

       TTY: (201) 222-4955 Telecommunication device for the hearing impaired

       Or write to:

              Sempra Energy
              c/o First Chicago Trust Company
              P.O. Box 2598
              Jersey City, NJ 07303-2598

       Written communications may also be sent to the Administrator by facsimile at (201) 222-4861.

       Optional cash investments, by check or money order, payable to "Sempra Energy-FCTC", in United States dollars, should be mailed to:

              Sempra Energy
              c/o First Chicago Trust Company
              Direct Services Investment Payments
              P.O. Box 13531
              Newark, NJ 07188-0001

Plan participants should include their account numbers and tax identification (social security) numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

ELIGIBILITY

Any individual or entity, whether or not a record holder of Common Stock, is eligible to participate in the Plan, provided that (i) such person fulfills the requirements for participation described below under "Enrollment Procedures" and
(ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan or the participant.

ENROLLMENT PROCEDURES

Shareholders

Any shareholder of record of Common Stock is eligible to participate in the Plan. A shareholder may enroll in the Plan by completing an enrollment form and returning it to the Administrator to reinvest dividends and/or make optional cash investments. Requests for such forms should be directed to the Administrator, either by telephone or in writing.

Non-Shareholders

To enroll, investors must make an initial investment of at least $500 or authorize a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of Common Stock and return a completed Initial Investment Form to the Administrator.

Street Name Holders

Owners of Common Stock held on their behalf by banks, brokers or nominees may participate in the Plan by withdrawing some or all of their shares from such accounts. See instructions on page 12.

INVESTMENT DATE

The Investment Date for purchases of shares of Common Stock for accounts under the Plan will commence on either the cash dividend payment date or, during periods in which no cash dividend is paid, a date not later than five business days after initial investment and/or optional cash investments are received by the Administrator.

METHODS OF INVESTMENT

Once enrolled in the Plan, additional share purchases using the Plan's optional cash investment feature can be made in the amount of not less than $25 per investment nor more than $150,000 per annum, inclusive of the initial investment. NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

Check Investment

Optional cash investments may be made by enclosing a check or money order for not less than $25 (payable to "Sempra Energy-FCTC" in United States dollars), with a completed optional cash investment stub which is attached to each statement. Do not send cash.

A $20 administrative fee will be assessed to a participant whose check or automatic monthly withdrawal is returned for insufficient funds.

Automatic Investment from a Bank Account

Participants may make automatic monthly investments of $25 or more through a predesignated U.S. bank account. To initiate automatic monthly deductions, the participant should contact the Administrator and complete and sign an Automatic Monthly Deduction Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as soon as practicable. A fee of $0.50 per transaction will be charged to the participant. Once automatic monthly deduction is initiated, funds will be drawn from the participant's designated bank account on the third business day preceding the last Investment Date of each month, and will be invested in Common Stock beginning on that Investment Date.

Participants may change or terminate automatic investments by notifying the Administrator in writing. Such notification must be received at least six business days prior to the next automatic Investment Date to be effective by that date.

Dividend Reinvestment

Each participant in the Plan may elect one of the following options: (i) have cash dividends on all of the shares of Common Stock automatically reinvested in additional Common Stock and have the option of making additional cash investments; (ii) have cash dividends on less than all of the whole shares (both registered in the name of the participant and held by the Administrator under the Plan) paid in cash and reinvest any remaining amount of dividends in additional Common Stock and have the option of making additional cash investments; or (iii) have all dividends paid in cash and invest only by making optional cash investments. Effective June 30, 1999, Shareholders of record owning fewer than 50 shares of Common Stock will have cash dividends on all such shares automatically reinvested in additional Common Stock unless they have advised the Administrator in writing that they wish to receive all or part of their dividends by check or by direct deposit.

DIRECT DEPOSIT OF DIVIDENDS

Through the Company's direct deposit feature, a participant may elect to have any cash dividends not being reinvested under the Plan paid by electronic funds transfer to the participant's predesignated U.S. bank account. To receive such dividends by direct deposit, contact the Administrator at (877) 7SEMPRA for a Direct Deposit Authorization Form. Participants must first complete and sign the direct deposit form and return the form to the Administrator.

Direct Deposit Authorization Forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Administrator.

PURCHASE OF COMMON STOCK

Purchases will be made at least once a week, but may be made more frequently. If any designated Investment Date is a day when the New York Stock Exchange is not open, the Investment Date shall be the next business day.

Purchases of Common Stock under the Plan will be made as soon as practicable after each Investment Date, consistent with applicable law and an orderly market for the Common Stock.

If shares are purchased in the open market, the price of Common Stock will be the weighted average price (excluding brokerage commissions) of all shares purchased for the relevant Investment Date. The participant's account will be credited with the shares purchased.

If shares are purchased directly from Sempra Energy, the price will be the average of the high- and low-sale prices of Sempra Energy Common Stock reported on the NYSE-Composite Transactions on the Investment Date.

All fractional shares are rounded to three decimal places and are credited to the participant's account in the same manner as whole shares.

Participants will be required to pay certain fees in connection with the purchase of shares of Common Stock under the Plan. See "Transaction Fees" on page 13.

SALE OF SHARES

Participants may sell any number of shares of Common Stock held in the participant's account by calling (877) 7SEMPRA and selecting the appropriate automated option or by sending a written request to the Administrator. Certificated shares can be deposited in a participant's Plan account and subsequently sold through the Plan. A request to sell all shares held in a participant's account will be treated as a termination of that account.

The Administrator will make every effort to process the participant's sale order on the day it is received by the Administrator, provided that instructions are received before 1:00 p.m. Eastern Time on a business day during which the Administrator and the relevant securities markets are open. The proceeds of the sale, less applicable fees and commissions, will be sent to the participant.

Sales will be made for the participant's account on the open market through an agent designated by the Administrator. The sale price for shares sold for a participant will be at the then current market price of the Common Stock. The participant will receive the proceeds, less any applicable fees.

Participants will be required to pay certain fees in connection with the sale of shares of Common Stock under the Plan. See "Transaction Fees" on page 13.

CERTIFICATES FOR SHARES

Shares purchased and held under the Plan will be held in safekeeping by the Administrator in its name or the name of its nominee. The number of shares (including fractional interests) held for each participant will be shown on each statement. Participants may obtain a certificate for some or all of the whole shares of Common Stock held in their Plan accounts upon written or telephonic request to the Administrator.

WITHDRAWAL FROM THE PLAN

Participants may withdraw from the Plan by giving written notice to the Administrator or by completing and returning the appropriate section of the Statement of Account to the Administrator. Upon withdrawal, the participant must elect to either (i) receive a certificate for the number of whole shares held in the participant's Plan account and a check for the value of any fractional shares less any applicable fees and commissions; or (ii) sell all or part of the whole shares in the participant's Plan account as described under "Sale of Shares," and receive a certificate for any remaining whole shares and a check for the value of any fractional shares less any applicable fees and commissions.

If a notice to withdraw is received by the Administrator on or after the Record Date for such dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest the dividend in shares on behalf of the withdrawing participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the participant, less any applicable fees and commissions.

Any certificates issued upon withdrawal will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than that on the participant's Plan account, the signature(s) on the instructions or stock power must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificates is in fact the registered owner as it appears on the stock certificate or stock power. No certificates will be issued for fractional shares.

STOCK-SECURED LOAN PROGRAMS

The objective of the stock-secured loan program and the stock-secured line of credit program is to enable shareholders to obtain cash without selling their shares of Common Stock. The programs are provided by independent financial institutions.

To qualify for the loan program, a participant must hold at least $2,000 of Common Stock deposited in the Plan. Participants can borrow up to 50% of the market value of

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their shares without any credit review. Standard loan amounts range from $1,000 to $25,000 in $1,000 increments. Both variable and fixed rate loans are available.

To qualify for the line of credit program, a participant must hold at least $4,000 of Common Stock deposited in the Plan. Standard line of credit amounts begin at $3,000 and any such line of credit is collateralized by up to 75% of the value of shares held in the Plan.

Contact the Administrator for a loan application. The shares stay in safekeeping with the Administrator and continue to earn dividends.

Loan repayment schedules vary from one to four years depending on the amount borrowed and the repayment amount selected. Repayment is made through automatic deduction from the participant's predesignated financial institution. Applicable fees will be outlined in the loan or line of credit agreement which can be obtained through the Administrator.

SHARE SAFEKEEPING

Participants may use the Plan's "share safekeeping" service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the participant's account under the Plan.

To insure against loss resulting from mailing your certificates to the Administrator, the Plan provides for mail insurance free of charge for certificates valued up to $25,000 current market value provided they are mailed first class. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by the Administrator. The Administrator will promptly send the participant a statement confirming each deposit of certificates. The Administrator must be notified of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a current participant or the individual investor's loss must be incurred in connection with becoming a participant. In the latter case, the claimant must enroll in the program at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Administrator in accordance with the guidelines described above. Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from the fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

If you do not use a brown pre-addressed envelope provided by the Administrator, certificates (unendorsed) should be sent to the Jersey City, New Jersey address listed on page 6 via registered mail, return receipt requested and insured for possible mail loss for 2% of the current market value (minimum of $20.00). The insurance proceeds would be available to cover the premium for the bond required in order to replace the lost certificates.

By using the share safekeeping service, investors no longer bear the risk associated with loss, theft or destruction of stock certificates. Shares held in safekeeping can be sold and withdrawn from time to time, as described in "Sale of Shares" on page 9, and "Gift/Transfer of Shares," as described below.

GIFT/TRANSFER OF SHARES

Transfer of Shares from Street Name

Shareholders who own shares of Sempra Energy that are held by a bank, broker or trustee in street or nominee name (Broker) may participate with some or all of their shares of Sempra Energy by instructing their Broker to transfer some or all of the shares into the shareholder's name in Direct Registration book-entry form. Simply instruct your bank, Broker or trustee to reregister your shares through the Direct Registration System and specify book-entry registration. Once the transfer is completed, the Administrator will mail the shareholder a statement and the shares can be enrolled in the Plan as described under "Enrollment Procedures - Shareholders" on page 7.

Gift or Transfer of Shares of Common Stock

If participants wish to change the ownership of all or part of their shares held under the Plan through a gift, private sale or otherwise, the participant must deliver properly completed written instructions to the Administrator. Transfers must be made in whole shares. No fraction of a share credited to a participant's account may be transferred unless the participant's entire account is transferred. Signatures must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program.

Participants may make gifts of Sempra Energy Common Stock by (i) making an initial investment of at least $500 and up to a maximum of $150,000 to establish an account in the recipient's name; (ii) submitting an optional cash investment in an amount not less than $25 nor more than $150,000 on behalf of an existing Plan participant; or (iii) by transferring shares from the participant's account to another person. Shares may be transferred to new or existing shareholders; however, a new Plan account will not be opened as a result of a transfer of fewer than 20 shares.

All accounts opened will be automatically enrolled in the dividend reinvestment service of the Plan with all dividends being automatically reinvested. The new participants, at their option, may elect one of the following options: (i) have cash dividends on all of the shares of Common Stock automatically reinvested in additional Common Stock and have the option of making additional cash investments; (ii) have cash dividends on less than all of the whole shares (both registered in the name of the participant and held by the Administrator under the Plan) paid in cash and reinvest any remaining amounts of dividends in additional Common Stock and have the option of making additional cash investments; or (iii) have all dividends paid in cash and invest only by making optional cash investments. In all cases where a gift is indicated, a gift certificate, if requested, will be sent to the account holder, free of charge, for presentation to the recipient.

TRANSACTION FEES

--------------------------------------------------------------------------------
Initial Cash Investment                    $15.00 per transaction (no charge to
                                             Sempra Energy shareholders)

Optional Cash Investment

  via check                                Sempra Energy pays the purchase
                                             transaction fee

  via automatic monthly deductions         $0.50 per transaction

Reinvestment of Dividends                  Sempra Energy pays the purchase
                                            transaction fee

Sales Fee                                  $10.00 per transaction plus
                                            commission of $0.03 per
                                            share

Establishment of Stock-Secured Loan
  or Line of Credit                        $35.00

Certificate Withdrawal                     No Charge

Market Price Information for Cost-Basis    Most recent two years free ($5.00 per
 Purposes                                   additional year, maximum $25.00)
--------------------------------------------------------------------------------

REPORTS TO PARTICIPANTS

Whenever a participant purchases, sells or deposits shares through the Plan, the participant will promptly receive a transaction advice with the details of the transaction.

All shares held or purchased through the Plan are recorded in the same account. Shareholders of record holding 50 shares or more and reinvesting all or part of the dividends will receive a detailed statement every quarter. After each dividend reinvestment, the participant will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased (three decimal places) and the total Plan book-entry shares. The statement will also show all year-to-date account activity, including purchases, sales, certificate deposits or withdrawals and dividend reinvestments. This will enable the participant to review the complete Plan book-entry holdings at a glance.

Effective June 30, 1999, Shareholders of record holding fewer than 50 shares will automatically be enrolled in the Plan and will have all dividends reinvested in additional shares (unless the shareholder elects to receive cash dividends on all or part of the shares) and will only receive an annual statement. As a shareholder participating in the Plan, the reinvestment service is offered at no cost, and the participant may verify this account balance, change dividend elections or request a statement at any time.

Quarterly and/or annual statements show the current account balance including all certificated shares, Plan book-entry shares and the dividend amount reinvested each quarter. The account statements will also show year-to-date transaction activity, including any purchases, sales, certificate deposits or withdrawals.

On each statement and transaction advice there will be information such as how to buy or sell shares through the Plan and where to call or write for additional information.

In addition, each participant will receive a comprehensive year-end account statement summarizing activity in the Plan for the entire year, which is helpful for record keeping and tax purposes.

Participants will receive copies of all communications sent to holders of Common Stock. This includes annual reports to shareholders and proxy material.

All notices, statements and reports from the Administrator to a participant will be addressed to the participants at their latest address of record with the Administrator. Therefore, participants must promptly notify the Administrator of any change of address.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax consequences for Plan participants are as follows:

(1) In the case of reinvested dividends, when the Administrator acquires shares for a participant's account directly from Sempra Energy, the participant must include in gross income a dividend measured by the fair market value of the shares so acquired. Alternatively, when the Administrator purchases Common Stock for a participant's account on the open market with reinvested dividends, the amount of the dividend will also include that portion of any brokerage commissions paid by Sempra Energy that are attributable to the purchase of the participant's shares. For both alternatives described above, the basis of the shares acquired is in general equal to the amount of the dividend attributable to the acquisition of the shares (i.e., the basis of shares generally equals the amount of dividends included in the gross income of a participant).

(2) In the case of shares purchased on the open market with additional cash investments, participants will be in receipt of a dividend to the extent of any brokerage commissions paid by Sempra Energy. The participant's basis in the shares acquired with additional cash investments will be the cost of the shares to the Administrator plus an allocable share of any brokerage commissions paid by Sempra Energy.

(3) A participant's holding period for Common Stock acquired pursuant to the Plan will begin on the day following the credit of such shares to such participant's account and end on the day of sale.

(4) A participant will not realize any taxable income upon the participant's request for certificates for certain or all shares or upon termination of participation in, or termination of, the Plan.

(5) A participant will realize gain or loss when shares are sold or exchanged, whether pursuant to the participant's request or by the participant after receipt of shares from the Plan, and in the case of a fractional share, when the participant receives a cash adjustment for a fraction of a share held in the participant's account upon termination of participation in, or termination of, the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

(6) Subject to the limitations contained in the Internal Revenue Code, the transaction fees may be deductible by participants who itemize deductions.

If a participant has failed to furnish a valid taxpayer identification number to the Administrator, unless the participant is exempt from the back-up withholding requirements described in Section 3406 of the Internal Revenue Code, then the Administrator will withhold 31% from the amount of Common Stock dividends, the proceeds of the sale of fractional shares and the proceeds of any sale of whole shares. In addition, the Interest and Dividend Tax Compliance Act of 1983 provides that if a new participant fails to certify that such participant is not subject to withholding on interest and dividend payments under Section 3406(a)(D) of the Internal Revenue Code, then 31% must be withheld from the amount of Common Stock dividends. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested.

FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. THE ABOVE DISCUSSION IS BASED ON FEDERAL TAX LAWS AS IN EFFECT AS OF THE DATE HEREOF. PARTICIPANTS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE LEGISLATIVE PROPOSALS OR LEGISLATION ENACTED AFTER THE DATE OF THIS PROSPECTUS.

MISCELLANEOUS

Stock Dividend or Stock Split

Any shares of Common Stock distributed as a result of a stock dividend or stock split on shares held by the Administrator for a participant or by a participant will be credited to the participant's Plan account.

Rights Offering

A participant's entitlement in a rights offering will be based upon the participant's number of whole shares only.

Voting of Proxies

A participant will be sent a proxy card representing both the shares held by the participant in certificate form and the whole and fractional shares held by the Administrator in the participant's account under the Plan. Such proxy will be voted as indicated by the participant on the signed proxy. If the proxy card or instruction form is not returned or if it is returned unsigned by the registered owner(s), none of the participant's shares will be voted.

Limitation of Liability

Neither Sempra Energy nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares are purchased or sold for the participant's account or the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights a participant might have under the Securities Act of 1933, as amended, the Exchange Act or other applicable federal securities laws), or fluctuations in the market value of Common Stock.

Participants should recognize that neither Sempra Energy nor the Administrator can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of Sempra Energy and other factors. The amount and timing of dividends may be changed at any time without notice.

Change or Termination of Plan

Sempra Energy reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by Sempra Energy, certificates for whole shares held in a participant's account under the Plan will be issued and a cash payment will be made for any fractional share less applicable fees and commissions.

USE OF PROCEEDS

Common Stock purchased through the Plan will, at the option of Sempra Energy, be newly issued shares, shares purchased in the open market by the Administrator or a combination of newly issued shares and open market purchases by the Administrator. Sempra Energy is unable to estimate the number of shares, if any, which will be purchased directly from Sempra Energy under the Plan or the amount of proceeds from any such shares. If shares for the Plan are purchased from Sempra Energy, the net proceeds will be used by Sempra Energy for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following is a brief summary of certain of the provisions contained in Sempra Energy's Amended and Restated Articles of Incorporation (Articles) and Bylaws with respect to its Common Stock, without par value. Copies of the Articles and Bylaws have been incorporated by reference as exhibits to the Registration Statement. The following summary does not purport to be complete and reference is made to the Articles and Bylaws for a full and complete statement of such provisions.

Dividend Rights

After payment or setting aside for payment of all dividends and sinking fund payments, if any, on Sempra Energy's preferred stock, holders of Common Stock are entitled to dividends when and as declared out of any funds legally available therefor. As of July 1, 1998, Sempra Energy had no preferred stock outstanding. Dividends on the Common Stock, if declared, are payable on a quarterly basis.

General Voting Rights

Subject to the rights of Sempra Energy's preferred stock, if any, the holders of Common Stock have full voting rights, except that no shareholder may cumulate votes in the election of directors.

Liquidation Rights

In the event of liquidation, dissolution, or winding up, after payment to the holders of any outstanding Sempra Energy preferred stock of the amounts to which they are entitled, all remaining assets shall be distributed to the holders of the Common Stock.

Pre-Emptive, Subscription and Conversion Rights, and Non-Assessability

The holders of the Common Stock do not have any pre-emptive, subscription or conversion rights, nor are the shares thereof assessable.

Transfer Agent and Registrar

First Chicago Trust Company, P.O. Box 2598, Jersey City, NJ  07303-2598.

LEGAL MATTERS

Certain legal matters regarding the Plan have been passed upon for Sempra Energy by Pillsbury Madison & Sutro LLP, San Diego, California.

EXPERTS

The consolidated financial statements incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K of Pacific Enterprises for the year ended December 31, 1997 and December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K of Enova Corporation for the year ended December 31, 1997 and San Diego Gas & Electric Company for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Sempra Energy Articles and Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of Sempra Energy shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. Sempra Energy maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of Sempra Energy are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the Act), which might be incurred by them in such capacities and against which they cannot be indemnified by Sempra Energy.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Available Information ................................................     2
Documents Incorporated by Reference ..................................     2
The Company ..........................................................     3
Direct Stock Purchase Plan ...........................................     4
  Purpose ............................................................     4
  Features of the Plan ...............................................     4
  Plan Administration ................................................     5
  Eligibility ........................................................     6
  Enrollment Procedures ..............................................     7
  Investment Date ....................................................     7
  Methods of Investment ..............................................     7
  Direct Deposit of Dividends ........................................     8
  Purchase of Common Stock ...........................................     9
  Sale of Shares .....................................................     9
  Certificates for Shares ............................................    10
  Withdrawal from the Plan ...........................................    10
  Stock-Secured Loan Programs ........................................    10
  Share Safekeeping ..................................................    11
  Gift/Transfer of Shares ............................................    12
  Transaction Fees ...................................................    13
  Reports to Participants ............................................    13
  Federal Income Tax Consequences ....................................    14
Miscellaneous ........................................................    16
Use of Proceeds ......................................................    17
Description Of Capital Stock .........................................    17
Legal Matters ........................................................    18
Experts ..............................................................    18
Indemnification of Directors and Officers ............................    18


No person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Sempra Energy. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, the securities to which it relates in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

                                            [LOGO OF SEMPRA ENERGY APPEARS HERE]


                                 Direct Stock

                                 Purchase Plan


                                  PROSPECTUS


                                 July 1, 1998